EXHIBIT 99.2

                             BORDEN ASSOCIATES, INC.
                              260 NORTH ELM STREET
                               WESTFIELD, MA 01085
                                TEL: 413-564-5768
                                FAX: 413-564-5814


                                 April 23, 2003


Board of Directors
CareCentric, Inc.
Suite 310, 2625 Cumberland Parkway
Atlanta, GA 30339

Gentlemen:

In reference to our letter to you of January 28, 2003 concerning a proposed merger of Borden Associates into CareCentric, Mr. Stewart B. Reed and I met with Messrs. Hindle and Simione, the board committee designated to comment on the fairness of the proposed merger arrangements as set forth in the January 28 letter. Both counsel to the committee and our counsel were present at the meeting where all major elements of the Proposal were discussed in detail.

While there was general agreement as to most aspects of the Proposal, the committee deemed inadequate the price of $.55 per share to be paid in cash to the "small stockholders". A three year forecast of financials, which had been prepared by CareCentric's management, was given to the Borden representatives as a reason for the committee's position.

The Board of Directors of Borden has met and given considerable thought to the committee's position. As a result, it wishes to submit an amendment to a paragraph in its Proposal letter dated January 28, 2003 entitled "Total Cash Consideration" to be amended as follows.

         An amount (the "Total Cash Consideration") equal to the product of (x) $0.75 in cash (the "Per Share Price"), multiplied by (y) the aggregate number of shares owned of record by holders of fewer than 4000 shares of Common Stock on the record date (the "Small Stockholders").

Our Board considers this substantial rise in price to be paid for the small stockholders consideration to be the absolute maximum that can be justified and it is, therefore, our best and final offer.

The Proposal as previously stated in our letter of January 28, 2003 with the above amendment will be kept open for thirty days from today's date and we would appreciate formal action by CareCentric's Board within that time frame.

                                        Very truly yours,


                                        /s/ John E. Reed
                                        John E. Reed
                                        President

JER:jtb




1613209v1